Exhibit 99.2

NEWS RELEASE
CONTACT: Lara Mahoney
440-329-6393

INVACARE CORPORATION ANNOUNCES WORKFORCE REDUCTION AT TAYLOR STREET MANUFACTURING FACILITY IN ELYRIA, OHIO

Elyria, Ohio, December 27, 2012 - Invacare Corporation (NYSE: IVC) today announced that due to a decline in production, the Company has initiated an immediate workforce reduction at its Taylor Street manufacturing facility in Elyria, Ohio. The expected decline in production results principally from the Company’s previously announced consent decree of injunction with the United States Food and Drug Administration (FDA), which was approved late last week by the United States District Court for the Northern District of Ohio.

Invacare currently employs 365 hourly manufacturing associates at its Taylor Street facility in Elyria, Ohio. As a result of the workforce realignment, 222 associates will remain in their current roles or be reassigned to other roles across the Elyria campus. The remaining 143 associates will be laid off. For those associates who have been laid off, Invacare will offer 60 days continuance of pay and benefits.

Due to the realignment, the Company expects to incur one-time restructuring charges not to exceed $1.25 million on a pre-tax basis.

“While we regret having to take this step, we recognize the need to align our workforce with our production volume,” said Gerry Blouch, Invacare president and chief executive officer. “We value and respect the hard work that our associates demonstrate on a day-to-day basis and we will provide assistance to those affected to help them with the transition. We remain committed to achieving full regulatory compliance and to resuming full operations at Taylor Street as quickly as possible. Over the past year, we have made significant investments of time, people and resources to achieve regulatory compliance and make Invacare's Taylor Street manufacturing facility an even stronger operation.”

After the reduction, Invacare will continue to employ approximately 1,050 associates in Northeastern Ohio and approximately 6,050 associates worldwide.

Invacare Corporation (NYSE:IVC), headquartered in Elyria, Ohio, is the global leader in the manufacture and distribution of innovative home and long-term care medical products that promote recovery and active lifestyles. The Company has approximately 6,050 associates and markets its products in approximately 80 countries around the world. For more information about the Company and its products, visit Invacare's website at www.invacare.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Terms such as “will,” “should,” “could,” “plan,” “intend,” “expect,” “continue,” “believe” and “anticipate,” as well as similar comments, are forward-looking in nature that are subject to inherent uncertainties that are difficult to predict. Actual results and events may differ significantly from those expressed or anticipated as a result of risks and uncertainties which include, but are not limited to, the following: compliance costs, limitations on the design, production and/or distribution of the Company's products, inability to bid on or win certain contracts, or other adverse effects of the FDA consent decree of injunction; unforeseen circumstances that might delay or adversely impact the results of the third party expert certification audits or FDA inspections of the Company's quality systems at the impacted Elyria facilities; the failure or refusal of customers or healthcare professionals to sign necessary certification forms required by the exceptions to the consent decree; adverse changes in government and other third-party payor reimbursement levels and practices both in the U.S. and in other countries (such as, for example, more extensive pre-payment reviews and post-payment audits by payors, or the Medicare national competitive bidding program covering nine metropolitan statistical areas that started in 2011 and an additional 91 metropolitan statistical areas beginning in July 2013), impacts of the U.S. Affordable Care Act that was enacted in 2010 (such as, for example, the expected annual impact on the Company of the excise tax beginning in 2013 on certain medical devices and the Company's ability to successfully offset such impact); legal actions, regulatory proceedings or the Company's failure to comply with regulatory requirements or receive regulatory clearance or approval for the Company's products or operations in the United States or abroad; product liability claims; exchange rate or tax rate fluctuations; inability to design, manufacture, distribute and achieve market acceptance of new products with greater functionality or lower costs, (particularly given the impact of the FDA consent decree); consolidation of health care providers; lower cost imports; uncollectible accounts receivable; difficulties in implementing/upgrading Enterprise Resource Planning systems; risks inherent in managing and operating businesses in many different foreign jurisdictions; ineffective cost reduction and restructuring efforts; potential product recalls; possible adverse effects of being leveraged, including interest rate or event of default risks (particularly as might result from the impact of the FDA consent decree); heightened vulnerability to a hostile takeover attempt arising from depressed market prices for Company shares; provisions of Ohio law or in the Company's debt agreements, shareholder rights plan or charter documents that may prevent or delay a change in control, as well as the risks described from time to time in Invacare's reports as filed with the Securities and Exchange Commission. Except to the extent required by law, we do not undertake and specifically decline any obligation to review or update any forward-looking statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments or otherwise.

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